FOR IMMEDIATE RELEASE

CONAGRA FOODS REPORTS STRONG FIRST QUARTER SALES WITH SOLID PROFITS; SHARE REPURCHASES CONTINUED DURING THE QUARTER

HIGHLIGHTS:
-----------

o First quarter fiscal 2005 sales rose 8% to $3.5 billion, driven mostly by strong volume performance in the Retail Products segment.

o First quarter fiscal 2005 diluted EPS of $0.26 includes $0.02 per share of previously announced costs related to implementing efficiency initiatives.

o First quarter fiscal 2004 diluted EPS of $0.37 included contribution from businesses the company no longer owns and other items affecting year-over-year comparisons. Those items are detailed toward the end of this release.

o Almost seven million shares were repurchased during the first quarter of fiscal 2005 for approximately $181 million.

OMAHA, Neb., Sept. 22, 2004 -- ConAgra Foods Inc. (NYSE: CAG), one of North America's leading packaged food companies, today reported earnings for the first quarter ended Aug. 29, 2004. Net income for the quarter was $135 million, or $0.26 per diluted share, and includes $0.02 per share of previously announced costs related to implementing efficiency initiatives. Earnings for the first quarter last year were $195 million, or $0.37 per diluted share, reflecting contribution from businesses the company no longer owns, as well as other items that impact year-over-year comparability.

Sales for the company increased 8% to $3.5 billion from $3.2 billion last year. Current quarter operating profit was $341 million, 9% above the $312 million reported last year. Current quarter income from continuing operations before income tax and the cumulative effect of changes in accounting was $214 million, 29% ahead of $166 million last fiscal year.

Bruce Rohde, chairman and chief executive officer, commented, "Our first quarter sales were very strong, reflecting excellent volumes for many of our brands. Our sales and marketing initiatives are gaining significant momentum, and we are pleased with the progress."

Rohde continued, "And because we have taken some price increases and reduced operating expenses in several areas, our overall operating profit this quarter was solid, but it was not as strong as we wanted; this was mainly due to significantly increased input costs across the industry. As we plan for the balance of this fiscal year, we expect to continue making price adjustments to offset increased input costs, as well as to continue growing volumes and capitalizing on cost savings opportunities so that we strengthen margins throughout the year."

                      Retail Products (58% of total sales)

Sales for the Retail Products segment increased 9% to $2 billion, the result of 8% volume growth.

o Brands posting sales gains include: ACT II, Armour, Banquet, Blue Bonnet, Butterball, Chef Boyardee, Cook's, DAVID, Eckrich, Egg Beaters, Hebrew National, Hunt's, Kid Cuisine, Manwich, Marie Callender's, PAM, Parkay, Peter Pan, Reddi-wip, Swiss Miss, and Wesson; many of these increased at double-digit rates.

o Sales for the company's top 30 brands as a group, which represent almost 80% of total segment sales, grew 9%; category share trends for many of the company's most significant brands showed solid year-over-year improvement.

The strong volume performance reflects disciplined sales and marketing initiatives designed to continually strengthen brand equities, increase category shares, expand distribution, optimize return on marketing investment, and improve profit contribution from new items. The company notes that segment volume performance in the first quarter last fiscal year was soft, reflecting the consolidation of the Retail Products sales force underway at that time. This consolidation, now complete, reduced the role of brokers and resulted in a direct approach for serving customers. That transition has resulted in improved sales execution, which contributed to the strong volume performance this quarter. During the quarter, the segment's selling prices increased slightly, which only partly offset higher input costs; additional price increases continue to be implemented to address increased raw material costs.

The Retail Products segment operating profit for the quarter was $213 million, 3% above the $208 million posted last year, reflecting the strong volume performance and a focus on operating cost reduction in the face of increased input costs. Significantly increased input costs negatively impacted operating profit growth and profit margin, as did $8 million of costs associated with implementing efficiency initiatives. Profits for branded processed meats were significantly below prior year results, reflecting a combination of increased costs and competitive challenges. The company expects price increases as well as the marketing and operating initiatives underway to accelerate the rate of operating profit growth for this segment as the fiscal year progresses.


                    Foodservice Products (26% of total sales)

Sales for the Foodservice Products segment were $905 million for the first quarter, an increase of 3% over last year, reflecting price increases that offset increased input costs. Sales for specialty potato and culinary products grew, while seafood sales declined due to market conditions. Segment operating profit for the quarter was $67 million, 11% below the $76 million posted last year, largely due to $11 million of unfavorable production costs associated with a planned plant consolidation. Results also include $5 million of costs associated with implementing efficiency initiatives. The company expects price increases as well as the marketing and operating initiatives underway to accelerate the rate of operating profit growth for this segment as the fiscal year progresses.

                      Food Ingredients (16% of total sales)

During the quarter, sales for the Food Ingredients segment increased 14% to $577 million from $508 million last year. Operating profit more than doubled to $60 million this year. The strong sales and operating profit increases are primarily the result of a favorable environment for input merchandising operations. Sales and operating profit results for the value-added specialty ingredients product lines were essentially equal to those of a year ago.

Earnings from Equity Method Investments
Equity method investment earnings for the quarter were $14 million, compared with $11 million for the same quarter last year.

Capital Resource Management & Corporate Expense
o The company repurchased nearly seven million shares of common stock during the first quarter at a total cost of approximately $181 million. Since announcing a $1 billion share repurchase program in December 2003, the company has repurchased approximately 22 million shares for a total cost of approximately $600 million.

o Capital expenditures for property, plant, and equipment totaled $105 million compared with $71 million last year; the increase over last year reflects additional investment in information systems. Depreciation and amortization expense was approximately $89 million for the quarter versus $85 million a year ago. Dividends paid totaled $135 million. Net interest expense for the quarter was $73 million compared with $65 million last year.

o Corporate expense was $67 million for the quarter, compared with $92 million last year. Prior year amounts include approximately $22 million related to a litigation settlement.

New Product News
During the quarter the company announced its whole-grain flour, Ultragrain White Whole Wheat, its proprietary product that the company expects to be revolutionary in the baking industry. Ultragrain combines the nutritional benefits of whole grains with the taste, texture, and finished-baked qualities of refined flour that consumers and bakers often prefer. Ultragrain can be used in many applications including: bread, pizza crusts, pastas, tortillas, snacks, and cereals among other uses. Initial inquiries from potential trade customers including food manufacturers, bakeries, and ingredients companies suggest that the product has significant potential.

Also during the quarter, Banquet Crock-Pot Classics, the first complete meal designed and created for Crock-Pot slow cooking, reached nationwide distribution, and is off to strong start. Banquet Crock-Pot Classics contain all of the high-quality ingredients needed for a slow-cooked meal--like tender meats, fresh vegetables, hearty potatoes, and perfectly seasoned sauces--and are ready to cook with less than five minutes of preparation, providing consumers with a convenient, on-demand homemade family meal.

Outlook
The company believes that the marketing and operating initiatives currently being implemented, along with appropriate price increases, and the share repurchase program, will drive a solid EPS performance this fiscal year; the company expects the benefit of its profit-enhancing initiatives and pricing actions to be more apparent in the company's profit margins (profit as a percentage of sales) during the second half of the fiscal year than in the first half.

For more detail on the company's financial goals, please refer to the company's Web site, www.conagrafoods.com/investors, and choose the button titled "ConAgra Foods Comments on Strategic Direction."

Major Items Affecting Year-Over-Year EPS Comparability of First-Quarter 2005 Results

Included in the $0.26 diluted EPS for the first quarter of fiscal 2005:
o Current quarter results include expense of approximately $0.02 per diluted share related to implementing cost-saving initiatives.
o Current quarter results do not include any significant contribution from operations now classified as discontinued.

Included in the $0.37 diluted EPS for the first quarter of fiscal 2004:
o Prior year results include a tax-related benefit of $0.12 per diluted share.
o Prior year results include $0.07 per diluted share of income from discontinued operations.
o Prior year results include approximately $0.03 per diluted share of litigation expense, which was classified as a corporate SG&A expense.
o Prior year results include $0.02 per diluted share of expense from the cumulative effect of an accounting change relating to the adoption of SFAS 143.

ConAgra Foods Inc. (NYSE: CAG) is one of North America's largest packaged food companies, serving consumer grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: ACT II, Armour, Banquet, Blue Bonnet, Brown 'N Serve, Butterball, Chef Boyardee, Cook's, Crunch 'n Munch, DAVID, Decker, Eckrich, Egg Beaters, Fleischmann's, Golden Cuisine, Gulden's, Healthy Choice, Hebrew National, Hunt's, Kid Cuisine, Knott's Berry Farm, La Choy, Lamb Weston, Libby's, Life Choice, Lightlife, Lunch Makers, MaMa Rosa's, Manwich, Marie Callender's, Orville Redenbacher's, PAM, Parkay, Pemmican, Peter Pan, Reddi-wip, Rosarita, Ro*Tel, Slim Jim, Snack Pack, Swiss Miss, Van Camp's, Wesson, Wolf, and many others. For more information, please visit us at www.conagrafoods.com.

Discussion of Results
A discussion of ConAgra Foods' first quarter results will be available today at 8:30 a.m. EDT. To access the discussion, call toll-free at 1-877-447-8217. International callers should dial 1-706-679-0415. On the Internet, you may access the discussion at www.conagrafoods.com/investors. No passcode or call identification number is needed for the call at 8:30 a.m. EDT. A digital replay of the discussion will be available after 9:30 a.m. EDT at 1-800-642-1687 and at 1-706-645-9291 for international callers. The conference identification number for the digital replay for domestic callers and international callers is 9483317. The company has posted a question-and-answer supplement relating to this release and an audio archive of management's discussion at www.conagrafoods.com/investors. See the ConAgra Foods Web site for recent news at www.conagrafoods.com.

Note on Forward-Looking Statements:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company's actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, future economic circumstances, industry conditions, company performance and financial results, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments and regulatory factors affecting the company's businesses and other risks described in the company's reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.

ConAgra Foods, Inc.
Segment Operating Results
Dollars in millions

                                                                                    FIRST QUARTER
                                                             -------------------------------------------------------------
                                                                  13 Weeks               13 Weeks
                                                                    Ended                 Ended
                                                             --------------------  -------------------  ------------------
                                                                  August 29,            August 24,       Percent Change
                                                                     2004                 2003
                                                             --------------------  -------------------  ------------------
SALES
Retail Products                                               $    2,014.2          $    1,841.0              9.4%
Foodservice Products                                                 904.6                 880.3              2.8%
Food Ingredients                                                     576.8                 508.1             13.5%
                                                             --------------------  -------------------
    Total                                                          3,495.6               3,229.4              8.2%
                                                             --------------------  -------------------
OPERATING PROFIT
Retail Products                                               $      213.3          $      208.0              2.5%
Foodservice Products                                                  67.4                  76.0            (11.3)%
Food Ingredients                                                      60.1                  27.9            115.4%
                                                             --------------------  -------------------
   Total operating profit for segments                               340.8                 311.9              9.3%

Reconciliation of total operating profit to income from continuing operations before income tax and cumulative effect of changes in accounting
Items excluded from segment operating profit:
     General corporate expense                                        67.1                  91.7            (26.8)%
     Interest expense, net                                            73.4                  65.4             12.2%
     Equity method investment earnings                                14.1                  11.2             25.9%
                                                             --------------------  -------------------
Income from continuing operations before income tax and
cumulative effect of changes in accounting                     $     214.4          $      166.0             29.2%
                                                             ====================  ===================


Segment operating profit excludes general corporate expense, equity method investment earnings and net interest expense. Management believes such expenses are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

ConAgra Foods, Inc.
Consolidated Statements of Earnings
In millions, except per share amounts

                                                                                      FIRST QUARTER
                                                              ---------------------------------------------------------------
                                                                13 Weeks Ended        13 Weeks Ended
                                                              -------------------   -------------------   -------------------
                                                                  August 29,            August 24,          Percent Change
                                                                     2004                  2003
                                                              -------------------   -------------------   -------------------
Net sales                                                         $   3,495.6           $   3,229.4                 8.2%
Costs and expenses:
   Cost of goods sold                                                 2,807.4               2,545.2                10.3%
   Selling, general and administrative expenses                         414.5                 464.0               (10.7)%
   Interest expense, net                                                 73.4                  65.4                12.2%
                                                              -------------------   -------------------
                                                                      3,295.3               3,074.6                 7.2%
Equity method investment earnings                                        14.1                  11.2                25.9%
                                                              -------------------   -------------------
Income from continuing operations before income taxes
and cumulative effect of changes in accounting                          214.4                 166.0                29.2%
Income tax expense (benefit)                                             81.1                  (1.3)                N/A
                                                              -------------------   -------------------
Income from continuing operations before
cumulative effect of changes in accounting                              133.3                 167.3               (20.3)%
Income from discontinued operations, net of tax                           1.7                  39.3               (95.7)%
Cumulative effect of changes in accounting, net of tax                     -                  (11.7)             (100.0)%
                                                              -------------------   -------------------
Net income                                                        $     135.0           $     194.9               (30.7)%
                                                              ===================   ===================
Earnings per share - basic
Income from continuing operations before
cumulative effect of changes in accounting                        $      0.26           $      0.32               (18.8)%
Income from discontinued operations                                         -                  0.07              (100.0)%
Cumulative effect of changes in accounting                                  -                 (0.02)              100.0%
                                                              -------------------   -------------------
Net income                                                        $      0.26           $      0.37               (29.7)%
                                                              ===================   ===================
Weighted average shares outstanding                                     517.0                 530.0                (2.5)%
                                                              ===================   ===================

Earnings per share - diluted
Income from continuing operations before
cumulative effect of changes in accounting                        $      0.26          $       0.32               (18.8)%
Income from discontinued operations                                         -                  0.07              (100.0)%
Cumulative effect of changes in accounting                                  -                 (0.02)              100.0%
                                                              -------------------   -------------------
Net income                                                        $      0.26          $       0.37               (29.7)%
                                                              ===================   ===================
Weighted average share and share equivalents
outstanding                                                             521.4                 531.5                (1.9)%
                                                              ===================   ===================

ConAgra Foods, Inc.
Consolidated Balance Sheets
Dollars in millions

                                                                        August 29, 2004          August 24, 2003
                                                                      ---------------------    --------------------
ASSETS
Current assets
  Cash and cash equivalents                                              $      369.8             $    722.0
  Receivables, less allowance for doubtful accounts
    of  $28.5 and $32.3                                                       1,349.7                  807.5
  Inventories                                                                 2,640.3                2,542.6
  Prepaid expenses and other current assets                                     368.2                  524.9
  Current assets of discontinued operations                                     175.4                1,976.7
                                                                      ---------------------    --------------------
         Total current assets                                                 4,903.4                6,573.7

Property, plant and equipment, net                                            2,906.2                2,649.9
Goodwill                                                                      3,801.4                3,802.4
Brands, trademarks and other intangibles, net                                   826.4                  823.5
Other assets                                                                  1,575.0                1,137.0
Noncurrent assets of discontinued operations                                      9.4                  552.7
                                                                      ---------------------    --------------------
                                                                          $  14,021.8             $ 15,539.2
                                                                      =====================    ====================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Notes payable                                                           $      22.4             $    134.1
  Current installments of long-term debt                                        366.9                  520.4
  Accounts payable                                                              873.5                  849.1
  Advances on sales                                                             103.0                  113.0
  Other accrued liabilities                                                   1,423.3                1,559.4
  Current liabilities of discontinued operations                                164.9                1,192.8
                                                                      ---------------------    --------------------
       Total current liabilities                                              2,954.0                4,368.8

Senior long-term debt, excluding current installments                         4,887.1                4,526.0
Subordinated debt                                                               400.3                  758.4
Preferred securities of subsidiary company                                          -                  175.0
Other noncurrent liabilities                                                  1,120.0                  950.2
Noncurrent liabilities of discontinued operations                                   -                   17.2
Common stockholders' equity                                                   4,660.4                4,743.6
                                                                      ---------------------    --------------------
                                                                          $  14,021.8             $ 15,539.2
                                                                      =====================    ====================